Exhibit 99.1

Contact:	Joe Beedle, President and Chief Executive Officer
(907) 261-3338

NEWS RELEASE

Michael Martin Promoted to Chief Operating Officer of Northrim Bank

ANCHORAGE, Alaska - August 30, 2016 - Northrim BanCorp, Inc. (NASDAQ:NRIM) today announced its Board of Directors has promoted Michael Martin to serve as Chief Operating Officer of Northrim Bank, effective immediately.

Mike Martin assumes the role of Chief Operating Officer of Northrim Bank and remains an Executive Vice President, General Counsel and Corporate Secretary at both the corporate and bank levels. He is taking over the COO role from Joe Schierhorn, who remains the President and CEO of Northrim Bank, and Executive Vice President and Chief Operating Officer of Northrim Bancorp.

“Mike is an astute banker and a capable manager with more than 20 years of banking experience,” said Joseph Beedle, President and CEO of Northrim Bancorp. “We continue to promote team members to positions of increasing responsibility, as well as recruit talented bankers to our team, as we grow our Alaska franchise.”

Michael Martin has been with Northrim Bank since 2011, and has been in the financial industry since 1995. He worked for First National Bank Alaska before joining the Northrim team, serving as a Commercial Loan Officer, Commercial Loan Unit Manager, In-House Legal Counsel and Business and Community Development Officer, General Counsel and Corporate Secretary. He has taught many courses through Alaska Pacific University, Pacific Coast Banking School at UW, the American Institute of Banking, and is currently an Adjunct Professor at the University of Alaska Anchorage. Michael holds a Juris Doctorate from Ohio Northern University and is a graduate of the Pacific Coast Banking School. He is a current board member and past-president of Alaska Public Media as well as the Secretary/Treasurer of the Alaska Bankers Association.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC and Pacific Wealth Advisors, LLC.

www.northrim.com

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Note Transmitted on GlobeNewswire on August 30, 2016, at 12:45 pm Alaska Standard Time.